EXHIBIT 99.1

NEWS RELEASE

October 26, 2004

Torrance, California

Summa Industries Confirms Previously Reported Year-end Results

Summa Industries (NNM:SUMX) confirms the financial results for fiscal 2004, previously reported as preliminary on October 8, 2004, after completing the review of its income tax provision.

Summa Industries manufactures proprietary plastic components for industrial and commercial markets.

For further information, contact James R. Swartwout, (310) 792-7024; Fax (310) 792-7079; jim@summaindustries.com or visit www.summaindustries.com.

Summa Industries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	August 31, 2003	August 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$380,000	$1,248,000
Accounts receivable	15,729,000	18,227,000
Inventories	11,645,000	14,749,000
Prepaid expenses and other	2,710,000	3,802,000
Total current assets	30,464,000	38,026,000
Property, plant and equipment, net	26,112,000	31,053,000
Other assets	2,518,000	1,090,000
Goodwill and other intangibles, net	9,422,000	9,254,000
Total assets	$68,516,000	$79,423,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,302,000	$9,088,000
Accrued liabilities	5,015,000	6,735,000
Current maturities of long-term debt	3,896,000	2,195,000
Total current liabilities	14,213,000	18,018,000
Long-term debt, net of current maturities	16,219,000	28,663,000
Other long-term liabilities	2,601,000	2,508,000
Total long-term liabilities	18,820,000	31,171,000
Mandatorily redeemable convertible preferred stock	6,103,000	—
Minority interest in subsidiary	—	205,000
Total stockholders’ equity	29,380,000	30,029,000
Total liabilities and stockholders’ equity	$68,516,000	$79,423,000

Summa Industries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	2002	2003	2004
Net sales	$116,241,000	$111,140,000	$116,404,000
Cost of sales	85,765,000	83,336,000	88,522,000
Gross profit	30,476,000	27,804,000	27,882,000
Selling, general, administrative and other expenses	21,911,000	21,005,000	21,027,000
Operating income	8,565,000	6,799,000	6,855,000
Interest expense	2,500,000	1,481,000	1,585,000
Income before income taxes and cumulative effect of a change in accounting principle	6,065,000	5,318,000	5,270,000
Provision for income taxes	2,136,000	1,760,000	1,899,000
Income before cumulative effect of a change in accounting principle	3,929,000	3,558,000	3,371,000
Cumulative effect of a change in accounting principle	—	(22,343,000)	—
Net income (loss)	$3,929,000	$(18,785,000)	$3,371,000
Preferred stock accretion	$491,000	$737,000	$450,000
Net income available to common stockholders:
before cumulative effect of a change in accounting principle	$3,438,000	$2,821,000	$2,921,000
after cumulative effect of a change in accounting principle	$3,438,000	$(19,522,000)	$2,921,000
Earnings per common share before cumulative effect of a change in accounting principle
Basic	$.78	$.65	$.69
Diluted	$.76	$.63	$.68

Earnings (loss) per common share after cumulative effect of a change in accounting principle
Basic	$.78	$(4.48)	$.69
Diluted	$.76	$(4.48)	$.68

Weighted average common shares outstanding
Basic	4,398,000	4,359,000	4,215,000
Diluted	4,512,000	4,449,000	4,297,000